Exhibit 10.46
EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT
VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 26, 2018, by and between Contura Energy, Inc., a Delaware corporation (“Contura”), and the individual or entity whose name appears in the signature block to this Agreement (the “Stockholder”).
W I T N E S S E T H:
WHEREAS, Contura, ANR, Inc., a Delaware corporation (“ANR”), Alpha Natural Resources Holdings, Inc., a Delaware corporation (“Holdings”, and together with ANR, the “Alpha Parties”), Prime Acquisition I, Inc., a Delaware corporation and wholly owned Subsidiary of Contura (“MergerSub 1”), and Prime Acquisition II, Inc., a Delaware corporation and wholly owned Subsidiary of MergerSub 1 (“MergerSub 2”), entered into an Agreement and Plan of Merger, dated as of April 29, 2018 (the “Original Agreement”);
WHEREAS, concurrently with the execution of this Agreement, Contura, the Alpha Parties, MergerSub 1 and MergerSub 2 are entering into an amendment and restatement of the Original Agreement, dated as of the date hereof (the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, among other things, MergerSub 1 will merge with and into Holdings (the “Holdings Merger”) with Holdings surviving the Holdings Merger as a wholly owned Subsidiary of Contura, and immediately thereafter MergerSub 2 will merge with and into ANR (the “ANR Merger” and together with the Holdings Merger, the “Mergers”) with ANR surviving the ANR Merger as a wholly owned Subsidiary of Holdings;
WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner (as defined herein) of the Stockholder’s Existing Shares (as defined herein);
WHEREAS, as a condition and inducement to Contura entering into the Merger Agreement, Contura has required that the Stockholder and certain other holders of Holdings Common Stock and Class C-1 Common Stock (together, the “Covered Stockholders”) agree, and each such Covered Stockholder has agreed, to enter into an agreement in the form of this Agreement (each such agreement, a “Voting and Support Agreement”) and abide by the covenants and obligations with respect to such Covered Stockholder’s Covered Shares (as defined herein) set forth therein; and
WHEREAS, the Boards of Directors of Holdings and ANR have adopted the Merger Agreement and approved the transactions contemplated thereby, and have approved the execution and delivery of this Agreement and each other Voting and Support Agreement in connection therewith, understanding that the execution and delivery of this Agreement and each other Voting and Support Agreement by the

Covered Stockholders is a material inducement and condition to Contura’s willingness to enter into the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
GENERAL
Section 1.01. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following capitalized terms, as used in this Agreement, shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that for purposes of this Agreement, in no event shall (a) any Alpha Party or (b) any of the portfolio companies in which the Stockholder or any of its Affiliates has an investment, be deemed an Affiliate of the Stockholder so long as such portfolio company has not received confidential information regarding any Alpha Party, any of their Subsidiaries or any of the transactions contemplated by the Merger Agreement and is not acting at the direction of or in coordination with the Stockholder with respect to any Alpha Party, any of their Subsidiaries or any of the transactions contemplated by the Merger Agreement. For purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.
“Covered Shares” means, with respect to a Covered Stockholder, the specified Covered Stockholder’s Existing Shares (as defined in such Covered Stockholder’s Voting and Support Agreement), (i) together with any shares of Holdings Common Stock, Class C-1 Common Stock or other capital stock of any Alpha Party and any shares of Holdings Common Stock, Class C-1 Common Stock or other capital stock of any Alpha Party issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Holdings Common Stock, Class C-1 Common Stock or other capital stock of any Alpha Party, in each case that such specified Covered Stockholder has or acquires Beneficial Ownership of on or after the date hereof and over which the Stockholder has sole voting power, (ii) less any shares or other securities disposed of pursuant to a Permitted Transfer. For the avoidance of doubt, Covered Shares shall exclude any shares of Holdings Common

Stock, Class C-1 Common Stock or other capital stock of any Alpha Party, in each case that (x) are not Existing Shares and (y) now or hereafter may be deemed to be Beneficially Owned because they are the subject of an option or other derivatives contract, but which such Covered Stockholder does not have voting power with respect to.
“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.
“Existing Shares” means, with respect to a Covered Stockholder, the shares of Holdings Common Stock and Class C-1 Common Stock, as applicable, set forth opposite such Covered Stockholder’s name on Schedule 1 of such Covered Stockholder’s Voting and Support Agreement.
“Permitted Transfer” means (a) a Transfer of Covered Shares by the Stockholder to an Affiliate of the Stockholder or a Transfer of Covered Shares by the Stockholder to any other Person and, in each case, who complies with clause (y) below, (b) if the Stockholder is an individual, a Transfer of Covered Shares (i) to any member of the Stockholder’s immediate family or to a trust solely for the benefit of the Stockholder and/or any member of the Stockholder’s immediate family or (ii) upon the death of the Stockholder pursuant to the terms of any trust or will of the Stockholder or by the Applicable Laws of intestate succession, and (c) a Transfer of Covered Shares by the Stockholder to another Covered Stockholder that is party to a Voting and Support Agreement, provided that (x) in the case of clause (a), such Affiliate shall remain an Affiliate of the Stockholder at all times following such Transfer and prior to the termination of this Agreement and, (y) in the case of both clauses (a) and (b), (1) prior to the effectiveness of such Transfer, such transferee executes and delivers to Contura a written agreement, in form and substance acceptable to Contura, to assume all of the Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to such Covered Shares, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of itself and such Covered Shares as the Stockholder shall have made hereunder and (2) and no such Transfer shall release the Stockholder from any obligation or liability under this Agreement, including with respect to any Covered Shares so Transferred.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective officers, directors, employees, agents and advisors.
“Stockholder Related Parties” means, collectively, the Stockholder’s Affiliates and, in the case of any such Stockholder that is not a natural person, such Stockholder’s and its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, investors, assignees and representatives.
“Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, (a) of which such first Person or any other Subsidiary of such first Person is a general partner or manager or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; provided that neither Alpha Party shall be deemed a Subsidiary of the Stockholder.
“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
ARTICLE 2
VOTING
Section 2.01. Agreement To Vote.
(a)    Subject to the terms and conditions hereof, the Stockholder hereby irrevocably and unconditionally agrees that from and after the date hereof and until the Termination Date, at each of the Holdings Special Meeting and ANR Special Meeting, as applicable, and at any other meeting of the stockholders of Holdings or ANR, however called, in each case including any adjournment or postponement thereof, the Stockholder shall, in each case to the fullest extent that the Covered Shares of the Stockholder are entitled to vote thereon or consent thereto:
(i)    appear at each such meeting or otherwise cause such Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy, all of such Covered Shares (A) in favor of (1) the adoption and approval of the Merger Agreement and approval of each of the Holdings Merger and the ANR Merger, as applicable, and, if a stockholder approval is requested or required with respect thereto, any other transactions contemplated by the Merger Agreement and (2) any proposal to adjourn or postpone any meeting of the stockholders of any Alpha Party at which any of the foregoing matters are submitted for consideration and vote of the stockholders of any Alpha Party to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) if a stockholder approval is requested or required with respect thereto, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Alpha Party contained in the Merger Agreement (provided that the Stockholder had been informed that such action or agreement would result in such a breach), or of the Stockholder contained in this Agreement; and (C) if a stockholder approval is requested or required with respect thereto, against any Alpha Acquisition Proposal or Alpha Superior Proposal and against any other action, agreement or transaction involving any Alpha Party or any of their Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Mergers or the other transactions contemplated by the Merger Agreement or the performance by any Alpha Party of its obligations under the Merger Agreement.
(b)    The Stockholder hereby (i) waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of the DGCL) in connection with the Mergers and (ii) agrees, except in the case of actual and intentional fraud, (A) not to commence or participate in and (B) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Holdings, ANR, MergerSub 1, MergerSub 2, Contura or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of Holdings or the Board of Directors of ANR in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.
(c)    The obligations of the Stockholder specified in this Section 2.01 shall apply whether or not the Mergers or any action described above is recommended by the Board of Directors of Holdings or the Board of Directors of ANR (or in each case any committee thereof); provided that (i) in the event of a Change of Alpha Board Recommendation by the Board of Directors of Holdings, the number of shares of Holdings Common Stock which constitute Covered Shares under this Agreement for purposes of Section 2.01(a)(ii) shall be reduced on a pro rata basis (determined based on the number of Covered Shares held by the Stockholder relative to the total number of Covered Shares under all Voting and Support Agreements at such time) such that the total number of shares of Holdings Common Stock that are Covered Shares under all Voting and Support Agreements equal, in the aggregate, 30% of the total number of issued and outstanding shares of Holding Common Stock and the Stockholder shall vote (or cause to be voted), in person or by proxy, such shares that are no longer Covered Shares for purposes of Section 2.01(a)(ii) due to this clause (i) either, at the Stockholder’s election, (A) in accordance with Section 2.01(a)(ii) or (B) pro rata in accordance with how the other holders of Holdings Common Stock, who have not entered into a Voting and Support Agreement with Contura, vote their shares of Holdings Common Stock at the Holdings Special Meeting and (ii) in the event of a Change of Alpha Board Recommendation by the Board of Directors of ANR, the number of shares of Class C-1 Common Stock which constitute Covered Shares under this Agreement for purposes of Section 2.01(a)(ii) shall be reduced on a pro rata basis (determined based on the number of Covered Shares held by the Stockholder relative to the total number of Covered Shares under all Voting and Support Agreements at such time) such that the total number of shares of Class C-1 Common Stock that are Covered Shares under all Voting and Support Agreements equal, in the aggregate, 30% of the total number of issued and outstanding shares of Class C-1 Common Stock and the Stockholder shall vote (or cause to be voted), in person or by proxy, such shares that are no longer Covered Shares for purposes of Section 2.01(a)(ii) due to this clause (ii) either, at the Stockholder’s election, (A) in accordance with Section 2.01(a)(ii) or (B) pro rata in accordance with how the other holders of Class C-1 Common Stock, who have not entered into a Voting and Support Agreement with Contura, vote their shares of Class C-1 Common Stock at the ANR Special Meeting.
Section 2.02. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to the Covered Shares of the Stockholder, (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy (except pursuant to Section 2.03 or pursuant to any irrevocable proxy card in form and substance reasonably satisfactory to Contura delivered to the Alpha Parties, as applicable, directing that the Covered Shares of the Stockholder be voted in accordance with Section 2.01), consent or power of attorney with respect to the Covered Shares of the Stockholder, and (c) shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect, in each case, in any material respect, or would reasonably be expected to have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude the Stockholder from Transferring Covered Shares pursuant to a Permitted Transfer or taking any action permitted under the last two sentences of Section 4.01. The Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Stockholder prior to the execution of this Agreement in respect of the voting of the Stockholder’s Covered Shares, if any, are not irrevocable and the Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Stockholder’s Covered Shares.

Section 2.03. Proxy. The Stockholder hereby irrevocably (subject to the last two sentences of this Section 2.03) appoints as its proxy and attorney-in-fact, Contura and any Person designated in writing by Contura, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Covered Shares Beneficially Owned by the Stockholder in accordance with Section 2.01 prior to the Termination Date at each of the Holdings Special Meeting and ANR Special Meeting, as applicable, and at any annual or special meeting of stockholders of any Alpha Party (or adjournments or postponements thereof) at which any of the matters described in Section 2.01 is to be considered; provided, however, that the Stockholder’s grant of the proxy contemplated by this Section 2.03 shall be effective if, and this provision is only valid and enforceable if, and only if, the Stockholder has not delivered to the Secretary of each of Holdings and ANR, as applicable, at least five Business Days prior to the meetings at which any of the matters described in Section 2.01 are to be considered a duly executed irrevocable proxy card validly directing that the Covered Shares of the Stockholder be voted in accordance with Section 2.01. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Contura to enter into the Merger Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Contura may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
The Stockholder hereby represents and warrants to Contura as follows:
Section 3.01. Authorization; Validity of Agreement. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Contura, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
Section 3.02. Ownership. (i) The Stockholder’s Existing Shares are Beneficially Owned by the Stockholder and (ii) the Stockholder has good and valid title to the Stockholder’s Existing Shares, free and clear of any Encumbrances other than (x) pursuant to this Agreement, under applicable federal or state securities laws, or pursuant to any written policies of the Alpha Parties only with respect to restrictions upon the trading of securities under applicable securities laws, or (y) Encumbrances that would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder. As of the date hereof, and except as set forth in a footnote to Schedule 1, the Stockholder’s Existing Shares constitute all of the shares of Holdings Common Stock and Class C-1 Common Stock (or any other equity interests of any Alpha Party) Beneficially Owned by the Stockholder and all of the shares of Holdings Common Stock and Class C-1 Common Stock (or any other equity interests of any Alpha Party) owned of record by the Stockholder over which the Stockholder has sole voting power. Except as set forth in a footnote to Schedule 1, any shares of Holdings Common Stock and Class C-1 Common Stock (or any other equity interests of any Alpha Party) Beneficially Owned or owned of record by the Stockholder and over which the Stockholder does not have sole voting power are covered by another Voting and Support Agreement entered into on the date hereof by a Covered Stockholder. Unless Transferred pursuant to a Permitted Transfer, the Stockholder has and will have at all times through the Termination Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Stockholder and over which the Stockholder has sole voting power at all times through the Termination Date.
Section 3.03. No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any applicable Law or, if applicable, any certificate or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of the Stockholder, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Covered Shares of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Stockholder is a party, or by which it or any of its Covered Shares may be bound.
Section 3.04. Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any required reports or information with the SEC.
Section 3.05. Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 3.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Contura, MergerSub 1, MergerSub 2, Holdings or ANR in respect of this Agreement, the Merger Agreement or the Amendment based upon any arrangement or agreement made by or on behalf of the Stockholder.
Section 3.07. Reliance by Contura. The Stockholder understands and acknowledges that Contura is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder and the representations and warranties of the Stockholder contained herein. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Mergers and the other transactions contemplated thereby.
Section 3.08. Adequate Information. The Stockholder is a sophisticated holder with respect to the Covered Shares, has reviewed the Registration Statement on Form S-4 (including all amendments thereto), as filed by Contura with the SEC in connection with the Mergers (as defined in the Original Agreement) prior to the date hereof, and has adequate information concerning the transactions contemplated by the Merger Agreement and concerning the business and financial condition of Contura and the Alpha Parties to make an informed decision regarding the matters referred to herein and has independently, without reliance upon Contura, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement.
Section 3.09. No Other Representations. Except for the representations and warranties set forth in this Article 3, the Stockholder makes no express or implied representations or warranties with respect to such Stockholder, the Covered Shares or otherwise.
Contura hereby represents and warrants to the Stockholder as follows:
Section 3.10. Authorization; Validity of Agreement. Contura is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Contura has the requisite capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by Contura and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a legal, valid and binding obligation of Contura, enforceable against Contura in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
Section 3.11. No Violation. The execution and delivery of this Agreement by Contura does not, and the performance by Contura of its obligations under this

Agreement will not, (i) conflict with or violate any applicable Law or, if applicable, any certificate or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of Contura, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of Contura under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Contura is a party, or by which it or any of its properties or assets may be bound.
Section 3.12. Consents and Approvals. The execution and delivery of this Agreement by Contura does not, and the performance by Contura of its obligations under this Agreement will not, require Contura to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any required reports or information with the SEC.
Section 3.13. Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of Contura, threatened against or affecting Contura and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to materially impair the ability of Contura to perform its obligations hereunder on a timely basis.
Section 3.14 No Other Representations. Except for the representations and warranties set forth in this Article 3, Contura makes no express or implied representations or warranties with respect to Contura or otherwise.
ARTICLE 4
OTHER COVENANTS
Section 4.01. Prohibition On Transfers; Other Actions. Until the earlier of (a) the stockholder approval of each of the Mergers and (b) the Termination Date, the Stockholder agrees that it shall not (i) Transfer or permit the Transfer of any of the Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; or (ii) take any action that would reasonably be expected to restrict or otherwise adversely affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. Until the earlier of the stockholder approval of each of the Mergers and the Termination Date, the Stockholder (A) shall not request that any Alpha Party register the transfer (book-entry or otherwise) of any of the Stockholder’s Covered Shares or any certificate in respect thereof and (B) hereby consents to the entry of stop transfer instructions by any Alpha Party of any transfer of the Stockholder’s Covered Shares, unless, in each case, such transfer is a Permitted Transfer. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any action, or restrict the Stockholder, with respect to any Covered Shares subject to any pledge or security interest in effect as of the date hereof as set forth on Schedule 1 hereto to the extent such action or restriction is inconsistent with the terms of such pledge or security interest; provided that, unless and until there is a bona fide foreclosure with respect to such pledge or security interest, the Stockholder agrees that there are no terms of any such pledge or security interest that will prevent or impair the Stockholder from complying with any obligation, agreement or covenant set forth herein. Nothing in this Agreement shall prohibit any pledging or hedging or entering into any contract, derivative arrangement, option or other contract that will not prevent the Stockholder from performing or complying with its obligations under this Agreement.
Section 4.02. Stock Dividends, Etc. In the event of any change in Holdings Common Stock or Class C-1 Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
Section 4.03. No Solicitation; Support Of Acquisition Proposals.
(a)    Prior to the Expiration Time, the Stockholder agrees that it shall not, and shall cause each of its Subsidiaries and Affiliates not to, and shall use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Alpha Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Alpha Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Alpha Acquisition Proposal, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person, with respect to the voting of any shares of Holdings Common Stock or Class C-1 Common Stock in connection with any vote or other action on any matter, other than to recommend that the stockholders of each Alpha Party vote in favor of the adoption and approval of the Merger Agreement and the Mergers and the other transactions contemplated thereby as expressly provided in this Agreement, (v) approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, or allow any of its Affiliates to enter into, a merger agreement, letter of intent, term sheet, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, voting, profit capture, tender or other similar contract providing for, with respect to, or in connection with, or that is intended to or could reasonably be expected to result in any Alpha Acquisition Proposal, or (vi) agree or propose to do any of the foregoing. The Stockholder and its Subsidiaries, Affiliates and

Representatives shall immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore (other than with Contura) with respect to any Alpha Acquisition Proposal, and shall take the necessary steps to inform its Affiliates and Representatives of the obligations undertaken pursuant to this Agreement, including this Section 4.03. Any violation of this Section 4.03 by the Stockholder’s Affiliates or Representatives shall be deemed to be a violation by the Stockholder of this Section 4.03.
(b)    For the avoidance of doubt, for the purposes of this Section 4.03, any officer, director, employee, agent or advisor of any Alpha Party (in each case, in their capacities as such) shall be deemed not to be a Representative of the Stockholder.
Section 4.04. Notice Of Acquisitions. The Stockholder agrees to promptly notify Contura in writing of the number of any additional shares of Holdings Common Stock, Class C-1 Common Stock or other securities of any Alpha Party of which the Stockholder acquires Beneficial Ownership on or after the date hereof.
Section 4.05. Further Assurances. From time to time, at a party’s reasonable request and at its expense, the other party agrees to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, the Stockholder hereby authorizes Contura to publish and disclose in any announcement (but in such a case the information shall be provided on an aggregate basis and shall not identify the Stockholder individually or by the name of it or its Affiliates) or disclosure required by the SEC and in the Joint Proxy Statement, Form S-4 and any related filing under federal securities laws the Stockholder’s identity and ownership of the Stockholder’s Covered Shares, the nature of the Stockholder’s obligations under this Agreement and a form of this Agreement (provided that a draft of any such disclosure shall be provided to the Stockholder in advance of the filing thereof, the Stockholder will have a reasonable opportunity to provide comments on such disclosure and Contura shall consider in good faith any reasonable comments to such disclosure as may be provided by the Stockholder).
ARTICLE 5
MISCELLANEOUS
Section 5.01. Termination. This Agreement shall automatically terminate and any proxy granted hereunder shall be automatically and immediately released, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further force or effect with no liability on the part of any party hereto, upon the earlier to occur of (a) the Closing, (b) if the terms of the Merger Agreement are amended, modified or waived without the consent of the Stockholder in a manner that (i) changes the form or amount of the consideration payable with respect to the Covered Shares pursuant to the Merger Agreement in a manner adverse to the Stockholder, (ii) imposes any material restrictions or additional material constraints on the payment of such consideration, (iii) otherwise would be materially adverse to the Stockholder with respect to timing or certainty of Closing, or (iv) changes the obligations of Contura under Section 5.02(d) of the Merger Agreement; provided that, in each case under this clause (b), this Agreement will not terminate unless and until the Stockholder sends notice to Contura of the Stockholder’s election to terminate this Agreement within five Business Days after the public announcement of such amendment, modification or waiver and (c) termination of the Merger Agreement in accordance with its terms (any such time shall be referred to herein as the “Termination Date”); provided, however, that (x) neither the provisions of this Section 5.01 nor the termination of this Agreement shall relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, including with respect of any breach hereof prior thereto, (y) the provisions of Section 2.01(b) shall survive any termination of this Agreement, and (z) the provisions of this Article 5 shall survive any termination of this Agreement. Without limitation of the proviso to the immediately preceding sentence, the liability of the Stockholder for damages and losses suffered by Contura as a consequence of any breach by the Stockholder of this Agreement prior to the Termination Date shall not be extinguished by the payment or the coming due of the Termination Fee.
Section 5.02. No Ownership Interest. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the Stockholder’s Covered Shares shall remain vested in and belong to the Stockholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Contura any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Contura, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.
Section 5.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by email transmission with confirmation of receipt or by recognized overnight courier service, as follows:
if to Contura to:
Contura Energy, Inc.
P.O. Box 848, Bristol, TN 37621-0848 (U.S. mail)
340 Martin Luther King Jr. Blvd., Bristol, TN 37620 (physical address)

Attention:	Mark M. Manno, Chief Legal Officer

E-mail:	mark.manno@conturaenergy.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue

New York, New York 10017

Attention:	William L. Taylor
Lee Hochbaum

E-mail:	william.taylor@davispolk.com
lee.hochbaum@davispolk.com
and
if to the Stockholder, to the address set forth on Schedule 1, or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 5.04. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
Section 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
Section 5.06. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof.
Section 5.07. Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.
(b)    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or if jurisdiction in such court is not available, any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware.
(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 5.08. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 5.09. Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached and that it is accordingly agreed that, prior to termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity.
Section 5.10. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 5.11. Successors And Assigns; Third Party Beneficiaries. Other than to a transferee pursuant to a Permitted Transfer, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 5.12. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.13. Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by the Stockholder may be made only against, such Stockholder (and, for the avoidance of doubt, not against any other Covered Stockholder), (ii) none of the Stockholder Related Parties shall have any liability for any liabilities of the parties hereto for any such claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, and (iii) Contura shall have no rights of recovery in respect of this Agreement against any Stockholder Related Party, whether by or through attempted piercing of the corporate veil, by or through any claim (whether in tort, contract or otherwise) by or on behalf of the Stockholder against any Stockholder Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable requirements of Law, or otherwise.
Section 5.14. Limitations. Contura understands that the Stockholder and its Affiliates (together, the “Stockholder Group”) are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, Contura acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Stockholder Group that principally manage and/or supervise the Stockholder’s investment in the Alpha Parties (the “Designated Groups”), and shall not apply to any other trading desk or business group of the Stockholder Group so long as they are not acting at the direction or for the benefit of any Designated Group. For the avoidance of doubt, (i) the obligations set forth in this Agreement shall not restrict any other business or activity undertaken by the Stockholder Group in the ordinary course of business that is unrelated to the Stockholder’s investment in the Alpha Parties, including, without limitation, market making or similar communications with any clients of the Stockholder Group, and (ii) this Section 5.14 shall not impair the obligations contained in Article 2 with respect to the voting of the Covered Shares and Section 4.01 with respect to the Transfer of the Covered Shares
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

CONTURA ENERGY, INC.
By:
Name:
Title:

[STOCKHOLDER]
By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

SCHEDULE 1
OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Number of Existing Shares of Holdings Common Stock	Number of Existing Shares of Class C-1 Common Stock	Address for Notice
[Stockholder Name]	[●]	[●]	[Address] Attention: E-mail: